CAMDEN NATIONAL CORPORATION REPORTS A 17% INCREASE IN
FIRST QUARTER 2017 NET INCOME OVER FIRST QUARTER 2016

CAMDEN, Maine, April 25, 2017/PRNewswire/--Camden National Corporation (NASDAQ: CAC; “Camden National” or the “Company”), a $3.9 billion bank holding company headquartered in Camden, Maine, reported net income for the first quarter of 2017 of $10.1 million and diluted earnings per share ("EPS") of $0.64 per share, representing an increase over the first quarter of 2016 of 17% and 14%, respectively. For the first quarter of 2017, the Company's return on average assets was 1.05%, return on average tangible equity1 was 14.37%, and efficiency ratio1 was 58.00%.

“Last year was a record year for Camden National as we were able to deliver on the financial commitments made and report record earnings, all while seeing through the successful integration of two great companies — and the start to 2017 is shaping up to be no different," said Gregory A. Dufour, President and Chief Executive Officer of Camden National. "Net income increased 17% and diluted EPS increased 14% for the first quarter of 2017 over the same period last year. Our solid performance reflects the investments and strategic decision-making we've made over the past 18 months."

Dufour added, "In the first quarter of 2017, we introduced our new online mortgage application system, MortgageTouch, that provides customers with a simple and efficient way to complete mortgage applications online. This is just one example of how we continue to leverage technology to grow our business, all while making the experience easier and more customer-friendly.”

FIRST QUARTER 2017 FINANCIAL HIGHLIGHTS

•	Net income increased $1.4 million, or 17%, to $10.1 million compared to the first quarter of 2016, and decreased $826,000, or 8%, compared to last quarter.

•	Diluted EPS increased $0.08 per share, or 14%, to $0.64 per share compared to the first quarter of 2016, and decreased $0.06 per share, or 9%, compared to last quarter.

•	The return on average assets was 1.05% and on average tangible equity[1] was 14.37%, and the efficiency ratio[1] was 58.00% for the first quarter.

•	Loan growth (excluding loans held for sale) for the first quarter of 2017 was 2% (8% annualized).

FINANCIAL CONDITION

Total assets at March 31, 2017 increased $74.2 million, or 2%, to $3.9 billion since December 31, 2016. Our asset growth for the first quarter of 2017 was driven by loan growth (excluding loans held for sale) of $50.6 million, or 2%, and a $45.4 million, or 5%, increase in our investments portfolio.

First quarter 2017 loan growth (excluding loans held for sale) was centered within commercial real estate, which increased $45.7 million, or 4%, and residential real estate, which increased $17.1 million, or 2%, since year-end. In the first quarter of 2017, the Company originated $85.1 million of residential mortgages and sold 44% of its production. Partially offsetting the growth within commercial real estate and residential mortgages was a decrease in the Healthcare Professional Funding Corporation ("HPFC") loan portfolio of $4.5 million as it continues to run-off and a decrease of $7.7 million in the consumer loan portfolio in the first quarter of 2017.

Total deposits at March 31, 2017 were $2.9 billion, representing an increase of $108.7 million since year-end. Core deposits (demand, interest checking, savings and money market) during the first quarter of 2017 increased $42.9 million, or 2%, to $2.1 billion at March 31, 2017. Brokered deposits increased $75.9 million to $348.6 million in the first quarter of 2017 as the Company utilized it as a source to fund its asset growth.

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[1]	This is a non-GAAP measure. Please refer to "Reconciliation of non-GAAP to GAAP Financial Measures" for further details.

Average deposits (excluding brokered deposits) for the first quarter of 2017 of $2.5 billion increased $47.3 million, or 2%, compared to the first quarter of 2016 and decreased $74.2 million, or 3%, compared to last quarter. The Company's deposits typically reach a seasonal high in the fourth quarter and decrease in the first quarter of each calendar year due to the cyclical nature of our deposit flows within our markets.

Overall, the Company's asset quality within its loan portfolio remains stable at March 31, 2017 with non-performing assets to total assets increasing 1 basis point to 0.68% and non-performing loans to total loans increasing 2 basis points to 0.99% since year-end. The modest increase was primarily driven by an increase in HPFC non-accrual loans of $807,000 since year-end, which was driven by one loan relationship. At March 31, 2017, loans 30-89 days past due to total loans increased 2 basis points to 0.26% since year-end.

The Company and its wholly-owned subsidiary Camden National Bank, continue to maintain risk-based capital ratios in excess of the regulatory levels required for an institution to be considered “well capitalized.” At March 31, 2017, the Company’s total risk-based capital ratio, Tier I risk-based capital ratio, common equity Tier I risk-based capital ratio, and Tier I leverage capital ratio were 14.05%, 12.60%, 11.15%, and 8.90%, respectively.

FINANCIAL OPERATING RESULTS

FIRST QUARTER 2017 COMPARED TO FIRST QUARTER 2016:

Total revenues2 for the first quarter of 2017 increased $558,000, or 2%, to $36.4 million over the same period last year. The increase was driven by an increase in non-interest income of $655,000, or 8%, to $8.6 million, while net interest income decreased $97,000 to $27.9 million.

Non-interest income of $8.6 million for the first quarter of 2017 increased 8% compared to the first quarter of 2016 primarily due to the increase in mortgage banking income of $745,000 and an increase in bank-owned life insurance income of $155,000, partially offset by a decrease in other income of $391,000 primarily due to exiting a sub-servicer contract effective December 31, 2016.

•
In the first quarter of 2016, our mortgage servicing rights ("MSR") assets decreased due to the lower interest rates driving an increase in amortization costs and valuation adjustments, which resulted in related net costs for the quarter of $303,000. In the first quarter of 2017, mortgage interest rates increased driving lower MSR asset amortization and prepayments in comparison to the same period last year, which resulted in related net revenues for the quarter of $148,000.

•
In the first quarter of 2017, the Company sold $43.0 million of residential mortgages that resulted in net gains of $1.3 million, compared to $819,000 of net gains recognized in the first quarter of 2016 on loan sales of $38.9 million.

•
The Company made an additional $16.7 million investment in bank-owned life insurance in the second quarter of 2016 driving the increase in related income of $155,000 in the first quarter of 2017 compared to the same period last year.

Net interest income on a fully-taxable basis for the first quarter of 2017 was $28.4 million, representing a decrease of $102,000 compared to the first quarter of 2016. The decrease was due to:

•
A decrease in our net interest margin on a fully-taxable basis of 17 basis points to 3.18%, primarily due to a $976,000 decrease in fair value mark accretion from purchase accounting and collection of previously charged-off acquired loans compared to the first quarter of 2016. Excluding the effects of such, our adjusted net interest margin[1] for the first quarter of 2017 decreased 5 basis points to 3.09% compared to the first quarter of 2016. The decrease was driven by a 3 basis points decrease in the yield on interest-earnings assets and 2 basis points increase in the cost of funds.

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[1]	This is a non-GAAP measure. Please refer to "Reconciliation of non-GAAP to GAAP Financial Measures" for further details.

[2]	Revenue is defined as the sum of net interest income and non-interest income.

•
Partially offsetting the decrease in our net interest margin was an increase in average interest-earning assets of $179.1 million, or 5%, which was driven by an increase in average loans of $126.6 million and investments of $52.5 million compared to the first quarter of 2016.

The provision for credit losses for the first quarter of 2017 decreased $293,000, or 34%, to $579,000 compared to the first quarter of 2016 driven by:

•	Net recoveries during the first quarter of 2017 of $24,000 compared to net charge-offs for the first quarter of 2016 of $697,000.

•	Partially offset by higher loan growth in the first quarter of 2017 compared to the same period last year.

Non-interest expense for the first quarter of 2017 decreased $1.5 million, or 6%, to $21.4 million, compared to the first quarter of 2016. The decrease was driven by:

•
A decrease in other real estate owned and collection costs of $700,000, primarily due to a decrease in sub-servicing costs of $419,000 upon exiting a sub-servicing contract and a decrease in collection costs of $190,000.

•	Merger-related costs of $644,000 in the first quarter of 2016 that did not reoccur in the first quarter of 2017.

•
A decrease in other expenses of $380,000 due to the normalization of business operations in the first quarter of 2017 compared to the first quarter of 2016, which was the first full quarter post-merger with SBM Financial, Inc., and other cost reductions occurring throughout 2016, including closing two banking centers and HPFC, and other departmental restructuring post-merger.

•
Partially offset by an increase in compensation and related benefits cost of 5% driven by an increase in cash and equity incentives and commissions totaling $332,000 and health insurance costs of $135,000. Salary and wage costs for the first quarter of 2017 were consistent with the first quarter of 2016, which highlights the cost savings achieved from the closing of two banking centers and other department restructuring post-merger that offset normal merit increases and new hires across our revenue production teams in the first quarter of 2017.

FIRST QUARTER 2017 COMPARED TO FOURTH QUARTER 2016:

Net income for the first quarter of 2017 was $10.1 million, compared to $10.9 million last quarter, representing a decrease of $826,000, or 8%. Diluted EPS for the first quarter of 2017 was $0.64 per share compared to $0.70 per share last quarter, representing a decrease of $0.06 per share, or 9%.

Total revenues2 for the first quarter of 2017 were $36.4 million, compared to $38.4 million last quarter, representing a decrease of $2.0 million, or 5%. The decrease was driven by a decrease in non-interest income of $1.6 million, or 16%, and a decrease in net interest income of $389,000, or 1%.

•
Non-interest income decreased primarily due to exiting a sub-servicing contract effective December 31, 2016 that resulted in a reduction in related income on a linked quarter-basis of $873,000, as well as one-time proceeds received of $577,000 upon liquidation of a mortgage insurance exchange in the fourth quarter of 2016.

•
Net interest income on a fully-taxable basis decreased $402,000 to $28.4 million primarily due to a $203,000 decrease in fair value mark accretion from purchase accounting and collection of previously charged-off acquired loans compared to last quarter. Excluding the effects of such, our adjusted net interest margin[1] for the first quarter of 2017 was 3.09%, compared to 3.14% last quarter. This decrease reflects a 5 basis points increase in funding cost driven by a shift in funding mix from deposits to overnight borrowings at a higher interest rates.

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[1]	This is a non-GAAP measure. Please refer to "Reconciliation of non-GAAP to GAAP Financial Measures" for further details.

[2]	Revenue is defined as the sum of net interest income and non-interest income.

The provision for credit losses for the first quarter of 2017 was $579,000, compared to $255,000 last quarter, representing an increase of $324,000. The increase reflects greater loan growth in the first quarter of 2017, compared to last quarter, partially offset by a decrease in annualized net charge-offs compared to last quarter of 0.07%.

Non-interest expense for the first quarter of 2017 was $21.4 million, compared to $22.5 million last quarter, representing a decrease of $1.1 million, or 5%. The decrease was primarily driven by:

•	A decrease in sub-servicing costs of $950,000 upon exiting a sub-servicing contract and final settlement in the first quarter of 2017.

•	A decrease in compensation and related-benefit costs of 2% due to:

◦	A decrease in cash and equity incentives and commissions costs totaling $319,000.

◦	A decrease in salary costs of $101,000, which includes the cost savings from exiting a sub-servicing contract and closing two branches in the fourth quarter of 2016.

◦	Partially offset by an increase in health insurance costs of $158,000.

•
Partially offset by higher consulting and professional fees of $220,000 attributable to ongoing strategic development and initiatives and higher net occupancy costs of $210,000, primarily attributable to snow removal costs throughout the first quarter of 2017.

FIRST QUARTER 2017 DIVIDEND

The Board of Directors approved a dividend of $0.23 per share, payable on April 28, 2017, to shareholders of record as of April 14, 2017. This distribution represents an annualized dividend yield of 2.09%, based on the March 31, 2017 closing price of Camden National's common stock at $44.04 per share as reported by NASDAQ.

CONFERENCE CALL

Camden National will host a conference call and webcast at 1:00 p.m. eastern time on April 25, 2017 to discuss our first quarter 2017 financial results and outlook. Participants should dial in to the call 10 - 15 minutes before it begins. Information about the conference call is as follows:

Live dial-in (domestic):         (888) 349-0139
Live dial-in (international):    (412) 542-4154
Live webcast:            http://services.choruscall.com/links/cac170425.html

A link to the live webcast will be will be available on Camden National's website under "Investor Relations" at www.CamdenNational.com prior to the meeting, and a replay of the webcast will be available on Camden National's website following the conference call. The transcript of the conference call will also be available on Camden National's website approximately two days after the conference call.

ABOUT CAMDEN NATIONAL CORPORATION

Camden National Corporation (NASDAQ:CAC), founded in 1875 and headquartered in Camden, Maine, is the largest publicly traded bank holding company in Northern New England with $3.9 billion in assets and nearly 650 employees. Camden National Bank, its subsidiary, is a full-service community bank that offers an array of consumer and business financial products and services, accompanied by the latest in digital banking technology to empower customers to bank the way they want. The Bank provides personalized service through a network of 60 banking centers, 76 ATMs, and lending offices in New Hampshire and Massachusetts, all complimented by 24/7 live phone support. Comprehensive wealth management, investment, and financial planning services are delivered by Camden National Wealth Management. To learn more, visit www.CamdenNational.com. Member FDIC.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, goals, projections and other statements, which are subject to numerous risks, assumptions and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Camden National is engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in in Camden National’s Annual Report on Form 10-K for the year ended December 31, 2016, as updated by other filings with the Securities and Exchange Commission ("SEC"). Camden National does not have any obligation to update forward-looking statements.

USE OF NON-GAAP MEASURES

In addition to evaluating the Company's results of operations in accordance with generally accepted accounting principles in the United States ("GAAP"), management supplements this evaluation with certain non-GAAP financial measures, such as the efficiency, and tangible common equity ratios; adjusted net interest margin; tangible book value per share; and tax-equivalent net interest income. Management believes these non-GAAP financial measures help investors in understanding the Company's operating performance and trends and allow for better performance comparisons to other financial institutions. In addition, these non-GAAP financial measures remove the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for GAAP operating results, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other financial institutions. Reconciliation to the comparable GAAP financial measure can be found in this document.

ANNUALIZED DATA

Certain returns, yields and performance ratios are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts.

Selected Financial Data (unaudited)

	At or For The Three Months Ended
(In thousands, except number of shares and per share data)	March 31, 2017	December 31, 2016	March 31, 2016(3)
Financial Condition Data
Investments	$943,061	$897,679	$909,584
Loans and loans held for sale	2,650,818	2,609,400	2,509,266
Allowance for loan losses	(23,721)	(23,116)	(21,339)
Total assets	3,938,465	3,864,230	3,762,541
Deposits	2,937,183	2,828,529	2,674,832
Borrowings	556,922	599,675	659,111
Shareholders' equity	397,827	391,547	375,458
Operating Data
Net interest income	$27,855	$28,244	$27,952
Provision for credit losses	579	255	872
Non-interest income	8,572	10,151	7,917
Non-interest expense	21,428	22,508	22,909
Income before income tax expense	14,420	15,632	12,088
Income tax expense	4,344	4,730	3,442
Net income	$10,076	$10,902	$8,646
Key Ratios
Return on average assets	1.05%	1.12%	0.93%
Return on average equity	10.36%	11.01%	9.41%
Net interest margin	3.18%	3.26%	3.35%
Non-performing loans to total loans	0.99%	0.97%	0.80%
Non-performing assets to total assets	0.68%	0.67%	0.56%
Annualized net charge-offs to average loans	0.00%	0.07%	0.11%
Tier I leverage capital ratio	8.90%	8.83%	8.42%
Total risk-based capital ratio	14.05%	14.04%	13.08%
Per Share Data(1)
Basic earnings per share	$0.65	$0.70	$0.56
Diluted earnings per share	$0.64	$0.70	$0.56
Cash dividends declared per share	$0.23	$0.23	$0.20
Book value per share	$25.65	$25.30	$24.37
Weighted average number of common shares outstanding	15,488,848	15,457,498	15,389,990
Diluted weighted average number of common shares outstanding	15,568,639	15,569,346	15,459,585
Non-GAAP Measures(2)
Return on average tangible equity	14.37%	15.26%	13.56%
Tangible common equity ratio	7.74%	7.71%	7.43%
Efficiency ratio	58.00%	57.89%	61.18%
Adjusted net interest margin (annualized)	3.09%	3.14%	3.14%
Tangible book value per share(1)	$19.14	$18.74	$17.65
(1) First quarter 2016 shares and per share data adjusted for three-for-two stock split effective September 30, 2016.
(2) Please see "Reconciliation of non-GAAP to GAAP Financial Measures."
(3) In the second quarter of 2016, the Company adopted ASU 2016-09. March 31, 2016 financial information, as presented, reflects the impact of adoption.

Consolidated Statements of Condition Data (unaudited)

(In thousands, except number of shares)	March 31, 2017	December 31, 2016	March 31, 2016
ASSETS
Cash and due from banks	$78,095	$87,707	$72,201
Securities:
Available-for-sale securities, at fair value	823,241	779,867	800,029
Held-to-maturity securities, at amortized cost	94,474	94,609	87,950
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	25,346	23,203	21,605
Total securities	943,061	897,679	909,584
Loans held for sale, at fair value	5,679	14,836	16,632
Loans	2,645,139	2,594,564	2,492,634
Less: allowance for loan losses	(23,721)	(23,116)	(21,339)
Net loans	2,621,418	2,571,448	2,471,295
Goodwill	94,697	94,697	95,267
Other intangible assets	6,292	6,764	8,191
Bank-owned life insurance	78,697	78,119	60,338
Premises and equipment, net	42,100	42,873	44,973
Deferred tax assets	37,278	39,263	36,148
Interest receivable	9,080	8,654	8,785
Other real estate owned	620	922	1,228
Other assets	21,448	21,268	37,899
Total assets	$3,938,465	$3,864,230	$3,762,541
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Demand	$387,173	$406,934	$349,586
Interest checking	767,521	701,494	686,517
Savings and money market	975,856	979,263	949,309
Certificates of deposit	458,069	468,203	482,821
Brokered deposits	348,564	272,635	206,599
Total deposits	2,937,183	2,828,529	2,674,832
Short-term borrowings	487,355	530,129	564,589
Long-term borrowings	10,773	10,791	35,884
Subordinated debentures	58,794	58,755	58,638
Accrued interest and other liabilities	46,533	44,479	53,140
Total liabilities	3,540,638	3,472,683	3,387,083
Commitments and Contingencies
Shareholders’ Equity
Common stock, no par value: authorized 20,000,000 shares, issued and outstanding 15,508,025, 15,476,379 and 15,406,483 on March 31, 2017, December 31, 2016 and March 31, 2016, respectively	155,855	156,041	154,198
Retained earnings	255,910	249,415	227,780
Accumulated other comprehensive loss:
Net unrealized (losses) gains on available-for-sale securities, net of tax	(6,543)	(6,085)	3,968
Net unrealized losses on cash flow hedging derivative instruments, net of tax	(5,308)	(5,694)	(8,479)
Net unrecognized losses on postretirement plans, net of tax	(2,087)	(2,130)	(2,009)
Total accumulated other comprehensive loss	(13,938)	(13,909)	(6,520)
Total shareholders’ equity	397,827	391,547	375,458
Total liabilities and shareholders’ equity	$3,938,465	$3,864,230	$3,762,541

Consolidated Statements of Income Data (unaudited)

	For The Three Months Ended
(In thousands, except per share data)	March 31, 2017	December 31, 2016	March 31, 2016
Interest Income
Interest and fees on loans	$27,062	$27,107	$27,016
Interest on U.S. government and sponsored enterprise obligations	4,256	4,027	3,990
Interest on state and political subdivision obligations	702	709	714
Interest on federal funds sold and other investments	394	433	261
Total interest income	32,414	32,276	31,981
Interest Expense
Interest on deposits	2,554	2,278	2,042
Interest on borrowings	1,161	896	1,136
Interest on subordinated debentures	844	858	851
Total interest expense	4,559	4,032	4,029
Net interest income	27,855	28,244	27,952
Provision for credit losses	579	255	872
Net interest income after provision for credit losses	27,276	27,989	27,080
Non-Interest Income
Debit card income	1,834	1,928	1,902
Service charges on deposit accounts	1,823	1,854	1,724
Mortgage banking income, net	1,553	1,337	808
Income from fiduciary services	1,247	1,224	1,169
Bank-owned life insurance	577	695	422
Other service charges and fees	468	468	426
Brokerage and insurance commissions	453	505	458
Net gain on sale of securities	—	47	—
Other income	617	2,093	1,008
Total non-interest income	8,572	10,151	7,917
Non-Interest Expense
Salaries and employee benefits	12,147	12,438	11,591
Furniture, equipment and data processing	2,325	2,400	2,427
Net occupancy costs	1,946	1,736	1,877
Consulting and professional fees	845	625	885
Debit card expense	660	477	720
Regulatory assessments	545	615	721
Amortization of intangible assets	472	476	476
Merger and acquisition costs	—	—	644
Other real estate owned and collection (recoveries) costs, net	(44)	1,099	656
Other expenses	2,532	2,642	2,912
Total non-interest expense	21,428	22,508	22,909
Income before income tax expense	14,420	15,632	12,088
Income tax expense	4,344	4,730	3,442
Net Income	$10,076	$10,902	$8,646
Per Share Data
Basic earnings per share	$0.65	$0.70	$0.56
Diluted earnings per share	$0.64	$0.70	$0.56

Quarterly Average Balance, Interest and Yield/Rate Analysis (unaudited)

	At or For The Three Months Ended
	March 31, 2017			March 31, 2016
(In thousands)	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Interest-earning assets:
Securities - taxable	$833,162	$4,650	2.23%	$781,525	$4,251	2.18%
Securities - nontaxable(1)	102,928	1,080	4.20%	102,057	1,099	4.31%
Loans(2):
Residential real estate	814,626	8,357	4.10%	828,115	8,469	4.09%
Commercial real estate	1,076,788	10,574	3.93%	948,870	10,054	4.19%
Commercial(1)	319,556	3,266	4.09%	269,213	3,154	4.63%
Municipal(1)	16,071	134	3.39%	13,425	119	3.58%
Consumer	342,775	3,658	4.33%	365,440	3,787	4.17%
HPFC	58,252	1,215	8.34%	76,412	1,573	8.14%
Total loans	2,628,068	27,204	4.15%	2,501,475	27,156	4.32%
Total interest-earning assets	3,564,158	32,934	3.70%	3,385,057	32,506	3.82%
Cash and due from banks	77,236			79,606
Other assets	285,695			299,067
Less: allowance for loan losses	(23,247)			(21,285)
Total assets	$3,903,842			$3,742,445
Liabilities & Shareholders' Equity
Deposits:
Demand	$391,671	$—	—%	$345,173	$—	—
Interest checking	716,940	269	0.15%	716,941	165	0.09%
Savings	489,041	73	0.06%	450,574	67	0.06%
Money market	483,914	540	0.45%	477,190	468	0.39%
Certificates of deposit	463,786	1,008	0.88%	508,223	931	0.74%
Total deposits	2,545,352	1,890	0.30%	2,498,101	1,631	0.26%
Borrowings:
Brokered deposits	308,594	664	0.87%	202,163	411	0.82%
Subordinated debentures	58,775	844	5.83%	58,780	851	5.82%
Other borrowings	552,508	1,161	0.85%	562,228	1,136	0.81%
Total borrowings	919,877	2,669	1.18%	823,171	2,398	1.17%
Total funding liabilities	3,465,229	4,559	0.53%	3,321,272	4,029	0.49%
Other liabilities	44,337			51,715
Shareholders' equity	394,276			369,458
Total liabilities & shareholders' equity	$3,903,842			$3,742,445
Net interest income (fully-taxable equivalent)		28,375			28,477
Less: fully-taxable equivalent adjustment		(520)			(525)
Net interest income		$27,855			$27,952
Net interest rate spread (fully-taxable equivalent)			3.17%			3.33%
Net interest margin (fully-taxable equivalent)			3.18%			3.35%

(1) Reported on tax-equivalent basis calculated using a tax rate of 35%, including certain commercial loans.
(2) Non-accrual loans and loans held for sale are included in total average loans.

Asset Quality Data (unaudited)
(In thousands)	At or For The Three Months Ended March 31, 2017	At or For The Year Ended December 31, 2016	At or For The Nine Months Ended September 30, 2016	At or For The Six Months Ended June 30, 2016	At or For The Three Months Ended March 31, 2016
Non-accrual loans:
Residential real estate	$4,105	$3,945	$3,986	$4,697	$6,275
Commercial real estate	12,858	12,849	12,917	13,752	3,044
Commercial	1,994	2,088	2,259	3,539	4,128
Consumer	1,552	1,624	1,650	1,615	1,572
HPFC	1,014	207	216	110	357
Total non-accrual loans	21,523	20,713	21,028	23,713	15,376
Loans 90 days past due and accruing	—	—	—	112	—
Accruing troubled-debt restructured loans not included above	4,558	4,338	4,468	4,509	4,594
Total non-performing loans	26,081	25,051	25,496	28,334	19,970
Other real estate owned:
Residential real estate	14	14	75	80	273
Commercial real estate	607	908	736	775	955
Total other real estate owned	621	922	811	855	1,228
Total non-performing assets	$26,702	$25,973	$26,307	$29,189	$21,198
Loans 30-89 days past due:
Residential real estate	$2,379	$2,470	$2,228	$2,159	$1,109
Commercial real estate	2,531	971	599	2,267	4,201
Commercial	168	851	463	630	667
Consumer	1,008	1,018	552	1,090	808
HPFC	777	1,029	492	876	624
Total loans 30-89 days past due	$6,863	$6,339	$4,334	$7,022	$7,409
Allowance for loan losses at the beginning of the period	$23,116	$21,166	$21,166	$21,166	$21,166
Provision for loan losses	581	5,269	5,011	3,724	870
Charge-offs:
Residential real estate	5	356	229	229	210
Commercial real estate	3	315	273	241	222
Commercial	136	2,218	1,970	429	226
Consumer	15	409	289	226	143
HPFC	—	507	507	302	—
Total charge-offs	159	3,805	3,268	1,427	801
Total recoveries	183	486	381	254	104
Net (recoveries) charge-offs	(24)	3,319	2,887	1,173	697
Allowance for loan losses at the end of the period	$23,721	$23,116	$23,290	$23,717	$21,339
Components of allowance for credit losses:
Allowance for loan losses	$23,721	$23,116	$23,290	$23,717	$21,339
Liability for unfunded credit commitments	9	11	14	22	24
Allowance for credit losses	$23,730	$23,127	$23,304	$23,739	$21,363
Ratios:
Non-performing loans to total loans	0.99%	0.97%	0.98%	1.10%	0.80%
Non-performing assets to total assets	0.68%	0.67%	0.67%	0.75%	0.56%
Allowance for loan losses to total loans	0.90%	0.89%	0.90%	0.92%	0.86%
Net charge-offs to average loans (annualized):
Quarter-to-date	0.00%	0.07%	0.26%	0.07%	0.11%
Year-to-date	0.00%	0.13%	0.15%	0.09%	0.11%
Allowance for loan losses to non-performing loans	90.95%	92.28%	91.35%	85.71%	106.86%
Loans 30-89 days past due to total loans	0.26%	0.24%	0.17%	0.27%	0.30%

Reconciliation of non-GAAP to GAAP Financial Measures

Efficiency Ratio:
	For the Three Months Ended
(In thousands)	March 31, 2017	December 31, 2016	March 31, 2016
Non-interest expense, as presented	$21,428	$22,508	$22,909
Less: merger and acquisition costs	—	—	(644)
Adjusted non-interest expense	$21,428	$22,508	$22,265
Net interest income, as presented	$27,855	$28,244	$27,952
Add: effect of tax-exempt income(1)	520	533	525
Non-interest income, as presented	8,572	10,151	7,917
Less: net gain on sale of securities	—	(47)	—
Adjusted net interest income plus non-interest income	$36,947	$38,881	$36,394
Non-GAAP efficiency ratio	58.00%	57.89%	61.18%
GAAP efficiency ratio	58.82%	58.62%	63.87%
(1) Assumed a 35% tax rate.

Tax-Equivalent Net Interest Income:
	For the Three Months Ended
(In thousands)	March 31, 2017	December 31, 2016	March 31, 2016
Net interest income, as presented	$27,855	$28,244	$27,952
Add: effect of tax-exempt income(1)	520	533	525
Net interest income, tax equivalent	$28,375	$28,777	$28,477
(1) Assumed a 35% tax rate.

Tangible Book Value Per Share and Tangible Common Equity Ratio:
	March 31, 2017	December 31, 2016	March 31, 2016
(In thousands, except number of shares and per share data)
Tangible Book Value Per Share:
Shareholders' equity, as presented	$397,827	$391,547	$375,458
Less: goodwill and other intangible assets	(100,989)	(101,461)	(103,458)
Tangible equity	$296,838	$290,086	$272,000
Shares outstanding at period end	15,508,025	15,476,379	15,406,483
Tangible book value per share	$19.14	$18.74	$17.65
Book value per share	$25.65	$25.30	$24.37
Tangible Common Equity Ratio:
Total assets	$3,938,465	$3,864,230	$3,762,541
Less: goodwill and other intangibles	(100,989)	(101,461)	103,458
Tangible assets	$3,837,476	$3,762,769	$3,659,083
Tangible common equity ratio	7.74%	7.71%	7.43%
Shareholders' equity to total assets	10.10%	10.13%	9.98%

Return on Average Tangible Equity:
	For the Three Months Ended
(In thousands)	March 31, 2017	December 31, 2016	March 31, 2016
Net income, as presented	$10,076	$10,902	$8,646
Amortization of intangible assets, net of tax(1)	307	309	309
Net income, adjusted for amortization of intangible assets	$10,383	$11,211	$8,955
Average equity	$394,276	$394,004	$369,458
Less: average goodwill and other intangible assets	(101,229)	(101,689)	(103,800)
Average tangible equity	$293,047	$292,315	$265,658
Return on average tangible equity	14.37%	15.26%	13.56%
Return on average equity	10.36%	11.01%	9.41%
(1) Assumed a 35% tax rate.

Adjusted Net Interest Margin:
	For the Three Months Ended
(In thousands)	March 31, 2017	December 31, 2016	March 31, 2016
Net interest income, tax equivalent, as presented	$28,375	$28,777	$28,477
Less: fair value mark accretion from purchase accounting	(765)	(912)	(1,409)
Less: collection of previously charged-off acquired loans	(38)	(94)	(370)
Adjusted net interest income, tax equivalent	$27,572	$27,771	$26,698
Average total interest-earnings assets	$3,564,158	$3,493,921	$3,385,057
Adjusted net interest margin (fully-taxable equivalent)(1)	3.09%	3.14%	3.14%
Net interest margin (fully-taxable equivalent)(1)	3.18%	3.26%	3.35%
(1) Annualized.

CONTACT: Michael R. Archer, Senior Vice President, Corporate Controller, Camden National Corporation, (800) 860-8821, marcher@camdennational.com